UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019

ATTIS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12540 Broadwell Road, Suite 2104

Milton, GA 30004

 (Address of principal executive offices)

(678) 580-5661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On March 7, 2019, the Board of Directors (the “Board”) of Attis Industries Inc. (the “Company”), appointed Ms. Maggie Arvedlund and Dr. David Rivers (the “New Directors”) to the Board. The New Directors were appointed to the Audit Committee, Compensation Committee, the Nominating and Corporate Governance Committee.

Maggie Arvedlund

Ms. Arvedlund is the CEO and Managing Partner of Turning Rock Partners, a principal investment firm. Turning Rock seeks to make long-term investments in debt and equity securities of North American small and mid-capitalization businesses. The firm emphasizes return of principal and inherent cash flow throughout portfolio construction and employs time-tested credit and equity research, while performing deep dive analytics on each potential investment through a combination of financial, operational, and qualitative analysis. The firm is headquartered in New York, New York.

Prior to founding Turning Rock Partners, Ms. Arvedlund was a Managing Director at Fortress Investment Group where she spent eight years. While at Fortress, Ms. Arvedlund was responsible for private equity and debt investments for the Fortress Partners Fund, a multi-strategy vehicle which invested across asset classes and capital structures. Ms. Arvedlund served on the Investment Committee from 2010-2015 and allocated capital across the alternative landscape including hedged equity, private equity, real estate, distressed and other hard assets. Prior to joining Fortress, Ms. Arvedlund worked at Hall Capital Partners where she held roles in the portfolio management and research divisions. Prior to Hall Capital Partners, Ms. Arvedlund held a number of senior operating roles in several privately held businesses.

Ms. Arvedlund received a BS with Honors from Vanderbilt University in Economics and an MBA in Finance from NYU's Stern School of Business. Ms. Arvedlund serves on several non-profit boards including Summer Search New York City and is a founding member of the NYU Stern Private Equity Advisory Board.

Related Party Transactions

There is no arrangement or understanding between Ms. Arvedlund and any other persons pursuant to which Ms. Arvedlund was selected as a director. There are no family relationships between Ms. Arvedlund and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Ms. Arvedlund had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

In connection with Ms. Arvedlund’s appointment as a director of the Company, the Company and Ms. Arvedlund intend to enter into a Director Agreement (the “Arvedlund Director’s Agreement”) whereby Ms. Arvedlund would receive (i) $3,000 per month for her services, (ii) a $1,000 cash stipend for every in-person meeting she attends, (iii) the number of shares of the Company’s restricted common stock equal to $20,000, and (iv) upon the last day of each fiscal quarter, commencing in the quarter in which the Director enters into this Agreement, provided the Ms. Arvedlund is a member of the Board as of such date, the number of shares of the Company’s common stock equivalent to seven thousand five hundred dollars ($7,500) as determined based on the average closing price on the three trading days immediately preceding the last day of such quarter. Ms. Arvedlund would also receive a non-qualified stock option to purchase up to seventy-five thousand (75,000) shares of the Company’s common stock at an exercise price per share to be determined, exercisable for a period of five years, to vest in equal amounts over a period of three years at the rate of six thousand two hundred fifty (6,250) shares per fiscal quarter at the end of such quarter.

David Rivers

David E. Rivers, DHL, serves as Professor and Director of the Public Information and Community Outreach at the Medical University of South Carolina. He has served the University in a number of capacities since January 1995.

During the past forty years, he has held senior-level positions in the City of Atlanta government, the Atlanta Regional Commission, Georgia State University, the U.S. Department of Health and Human Services, the U.S. Department of Energy and the District of Columbia Government.

Dr. Rivers received his Bachelor of Science degree in Urban Affairs from Georgia State University and his Master of Arts degree in Political Science/Public Administration from Georgia State University, where he has completed course work for the Ph.D. in Political Science. He is also a graduate of the National Urban Fellows Program in Public Administration from Yale University. He is a graduate of the Riley Institute Diversity Leadership Program at Furman University and received an Honorary Doctorate of Humane Letters from Allen University. In addition, Dr. Rivers served three years in the U.S. Army.

Dr. Rivers serves as Board Chairman of the National Urban Fellows in New York, NY. He also serves as Chairman of the James E. Clyburn Research and Scholarship Foundation. He is also President of the Jonathan Green Foundation. Dr. Rivers is Vice Chairman of the Sea Island Comprehensive Health Care Corporation. He is a member of the National Forum for Black Public Administrators, American Water Works Association, Water Environment Federation, and the 100 Black Men of Charleston, SC. Dr. Rivers is a Board Member of the South Carolina Aquarium in Charleston, SC; My Brothers Keeper, Charleston, SC; National Council of La Raza ~ California State University Center for Latino Community Health in Monterey Bay, California; Allen University Board of Trustees in Columbia, SC; the Congressional Black Caucus Institute’s 21st Century Council Executive Committee; Advisory Board Member of Charleston First Reliance Bank; and the Trident Urban League. He has also served as a Board Member of the Community Foundation and the Charleston Regional Development Alliance. In addition, he was elected citywide to serve as a Commissioner of Public Works for the City of Charleston in 2003 and was re-elected in September of 2009 and 2015 unopposed, where he serves as Vice Chairman.

Related Party Transactions

There is no arrangement or understanding between Dr. Rivers and any other persons pursuant to which Dr. Rivers was selected as a director. There are no family relationships between Dr. Rivers and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Dr. Rivers had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

In connection with Dr. Rivers’ appointment as a director of the Company, the Company and Dr. Rivers intend to enter into a Director Agreement (the “Rivers Director’s Agreement” whereby Dr. Rivers would receive (i) $3,000 per month for her services, (ii) a $1,000 cash stipend for every in-person meeting she attends, (iii) the number of shares of the Company’s restricted common stock equal to $20,000, and (iv) upon the last day of each fiscal quarter, commencing in the quarter in which the Director enters into this Agreement, provided the Dr. Rivers is a member of the Board as of such date, the number of shares of the Company’s common stock equivalent to seven thousand five hundred dollars ($7,500) as determined based on the average closing price on the three trading days immediately preceding the last day of such quarter. Dr. Rivers would also receive, a non-qualified stock option to purchase up to seventy-five thousand (75,000) shares of the Company’s common stock at an exercise price per share to be determined, exercisable for a period of five years, to vest in equal amounts over a period of three years at the rate of six thousand two hundred fifty (6,250) shares per fiscal quarter at the end of such quarter.

Director Indemnification Agreements

In conjunction with the Director Agreements, the Company also intends to enter into Indemnification Agreements (the “Indemnification Agreements”) with the New Directors. The Indemnification Agreements would indemnify the New Directors to the fullest extent permitted under New York law for any claims arising out of or resulting from, amongst other things, (i) any actual, alleged or suspected act or failure to act by the New Directors in their respective capacity as a director or agent of the Company and (ii) any actual, alleged or suspected act or failure to act by each New Director in respect of any business, transaction, communication, filing, disclosure or other activity of the Company. Under the Indemnification Agreements, the New Directors would be indemnified for any losses pertaining to such claims, provided, however, that the losses shall not include expenses incurred by the New Directors in respect of any claim as which he shall have been adjudged liable to the Company, unless the court having jurisdiction rules otherwise. The Indemnification Agreements would provide for indemnification of the New Directors during their directorship and for a period of six (6) years thereafter.

Compensation to Existing Independent Members of the Board

Also on March 7, 2019, the Board authorized the issuance of restricted shares of the Company’s common stock in the amount equal to sixty thousand dollars ($60,000.00) to each of the Company’s independent members of the Board who were appointed prior to such date, Mr. Thomas Cowee, Mr. Joseph Ardagna and Mr. Jackson Davis, upon the earlier of (i) the Company’s market capitalization reaches one hundred million dollars ($100,000,000) or (ii) upon a change of control in the majority ownership of the Company. Such shares of common stock will be issued based on the price of the Company’s common stock on the day immediately preceding the first of these events to occur. The Company would accrue such obligation to issue equity until such time as the Company is able to issue such equity pursuant to its availability under an equity and incentive plan in the event that such obligation was incurred prior to the adoption of such equity and incentive plan.

Item 8.01 Other Events.

On March 11, 2019, the Company issued a press release with regard to the Director Appointments. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description
99.1	Press Release dated March 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATTIS INDUSTRIES INC.

Date: March 13, 2019	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

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